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                                                                 EXHIBIT 3.2

                          CERTIFICATE OF DESIGNATION

                                      OF

                     SERIES B CONVERTIBLE PAREFERRED STOCK

                                      OF

                            STORM TECHNOLOGY, INC.

       (Pursuant to Section 151 of the Delaware General Corporation Law)


          STORM TECHNOLOGY, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law at a meeting of the Company's Board of Directors held on May 18, 1998:

          RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board") in accordance with the provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Board hereby creates out of the 500,000 shares of Preferred Stock, par value $.001 per share, of the Company authorized in Article Fourth of the Restated Certificate of Incorporation (the "Preferred Stock"), a series of the Preferred Stock of the Company, par value $0.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

          Section 1. Designation and Amount.  The shares of such series shall be
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designated as "Series B Convertible Preferred Stock" (the "Series B Preferred
Stock") and the number of shares constituting the Series B Preferred Stock shall be 20,000.

          Section 2. Dividends. The Series B Preferred Stock shall not bear any
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dividends.

          Section 3. Conversion.
                     ----------

          (a) The holder of any share or shares of Series B Preferred Stock (a "Holder") shall have the right, without the payment of any additional consideration, to convert any share of Series B Preferred Stock held by such holder into that number of fully paid and non-assessable shares of Common Stock at the "Conversion Rate" (such Common Stock to be referred to as the "Conversion Shares") defined as follows:

               Subject to the provisions of the Certificate of Designation, at any time or times on or after the earlier of (i) ninety (90) days after the Issuance Date (as defined herein), (ii) five (5) days after receiving a "no-review" status from the SEC in connection with a registration statement covering the resale of Common Stock issued upon
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     conversion of the Series B Preferred Stock and required to be filed by the
     Company pursuant to the Registration Rights Agreement between the Company and its initial holders of Series B Preferred Stock (the "Registration Rights Agreement"), or (iii) the date that the Registration Statement is declared effective by the SEC, any holder of Series B Preferred Stock shall be entitled to convert any Series B Preferred Stock into fully paid and nonassessable shares (rounded to the nearest whole share in accordance with this Section 3 of Common Stock) at the Conversion Rate.

               The number of shares of Common Stock issuable upon conversion of each share of the Series B Preferred Stock shall be determined according to the following formula (the "Conversion Rate");

                            (.03)(N/365)(100) + 100
                            -----------------------
                               Conversion Price

          For purposes of this Certificate of Designation, the following terms shall have the following meanings:

                    (i) "Conversion Price" means as, of any Conversion Date (as defined below), the Floating Conversion Price, in effect as of such date and subject to adjustment as provided herein;

                    (ii) "Floating Conversion Price" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Average Market Price for the Common Stock for the three (3) consecutive trading days immediately preceding such date;

                    (iii) "Conversion Percentage" means 80% and shall be reduced by an additional 2% for every thirty (30) days (prorated for partial months) beyond forty-five (45) days from the Issuance Date (the "Scheduled Filing Date") that the Registration Statement is not filed by the Company; provided, however, that in the event that a registration statement (the "Registration Statement") covering the resale of the Conversion Shares is declared effective by the U.S. Securities and Exchange Commission (the "SEC") within sixty (60) days from the Issuance Date, the Conversion Percentage shall be 82%.

                    (iv) "Average Market Price" means, with respect to any security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices (as defined below) for such security for each trading day in such period;

                    (v) "Closing Bid Price" means, for any security as of any date, the last closing bid price on the Nasdaq National Market (the "Nasdaq-NM") as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Nasdaq-NM is not the principal trading market for such security, the last closing bid price of such

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          security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period);

                    (vi) "N" means the number of days from, but excluding, the Issuance Date through and including the Conversion Date for the Series B Preferred Stock for which conversion is being elected; and

                    (vii) "Issuance Date" means the date of issuance of the Series B Preferred Stock.

          The Holder shall exercise its right to convert the Series B Preferred Stock by telecopying an executed and completed written notice of conversion (in a form designated by the Company) (the "Notice of Conversion") to the Company and delivering the original Notice of Conversion and the certificate representing the Series B Preferred Stock to the Company by express courier. Each business date on which a Notice of Conversion is telecopied to the Company in accordance with the provisions hereof shall be deemed a conversion date (the "Conversion Date"). The Company will use its best efforts to transmit the certificates representing Conversion Shares (together with the certificates representing the Series B Preferred Stock not so converted) to the Holder via express courier, by electronic transfer or otherwise within three (3) Nasdaq trading days after the Conversion Date. In addition to any other remedies which may be available to the Holder, in the event that the Company fails to use its best efforts to effect delivery of such shares of Common Stock within such three
(3) Nasdaq trading day period, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

          In the event that the Common Stock issuable upon conversion of the Series B Preferred Stock is not delivered within five (5) Nasdaq trading days after the Conversion Date, the Company shall pay to the Holder, in immediately available funds, upon demand, as liquidated damages for such failure and not as a penalty, for each $100,000 principal amount of Series B Preferred Stock sought to be converted, $250 for each of the first ten (10) days and $500 per day thereafter that the Conversion Shares are not delivered, which liquidated damages shall run from the sixth Nasdaq trading day after the Conversion Date. Such amounts will accrue and be payable to the Holder in cash upon demand.

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          (b)  In the event that this Series B Preferred Stock has not all been converted by two (2) years from the Issuance Date, this Series B Preferred Stock shall automatically be converted as if the Buyer voluntarily elected such conversion in accordance with the procedure, terms and conditions as set forth in this Certificate of Designation. Notwithstanding anything to the contrary contained herein, to the extent that the Company is subject to Section 4460(i)(1)(C)(ii) of the Marketplace Rules, the number of shares of Common Stock of the Company issuable pursuant to the Certificate of Designation for the Series B Preferred Stock and the shares of Common Stock issued upon Call for Proceeds (as defined in the purchase agreement for the Series B Preferred Stock) shall not exceed 19.99% of the shares of Common Stock issued and outstanding on the Issuance Date (the "Discounted Securities Limit"). In the event the number of shares of Common Stock of the Company issuable pursuant to the Series B Preferred Stock and upon a Call for Proceeds exceed 15% of the shares of Common Stock issued and outstanding on the Issuance Date, the Company agrees that it shall immediately call a stockholders meeting for the purpose of approving below market price issuances of Common Stock to the Buyers in excess of the Discounted Securities Limit as required by Section 4460(c)(1)(C)(ii) of the Nasdaq Marketplace Rules. In the event that the aforementioned proposal is not ratified by the stockholders and the number of shares issuable under the Certificate of Designation for the Series B Preferred Stock pursuant to a Call for Proceeds exceeds the Discounted Securities Limit, the Company will seek a waiver from Nasdaq to permit such issuances. If the Company is unable to obtain such a waiver within twenty (20) days of applying therefor, the Company will pay to the Holders the Redemption Price (as defined in Section 8 ("Redemption")) of that number of shares of Common Stock that would have been issuable to the Holders above the Discounted Securities Limit.

          (c) (1) If the Company shall, at any time or from time to time, declare and pay to the holders of Common Stock a dividend in shares of Common Stock, or the Company shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock then the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to the happening of such event and the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after the happening of such event. Such adjustment shall become effective immediately after the opening of business of the day following the record date, in the event of a stock dividend, or the day upon which the subdivision or combination becomes effective, as the case may be.

               (2) If the Company shall, at any time or from time to time after the date on which the Series B Preferred Stock was first issued by the Company, make or issue, or fix a record date for the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company, including a distribution of evidence of indebtedness of the Company, other than shares of Common Stock, then, and in each such event, provision shall be made by the Company so that the holders of shares of Series B Preferred Stock shall receive upon conversion thereof, in addition to the Conversion Shares receivable thereupon, the amount of those securities of the Company that such holders would

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have received had their shares of Series B Preferred Stock been converted on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period.

               (3) If the shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock shall be changed into the same or any different number of shares of any class or any series of any class of capital stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for in Section 7 ("Consolidation, Merger, etc.") hereof), then, and in each such event, the Holder of shares of Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change.

          (d) At all times, the Company shall reserve and keep available out of its authorized but unissued Common Stock solely for issuance upon the conversion of shares of the Series B Preferred Stock as herein provided, such number of shares of Common Stock as, from time to time, shall be issuable upon the conversion of all the shares of the Series B Preferred Stock at the time outstanding.

          If at any time the number of authorized but unissued shares of Common Stock shall be insufficient to satisfy the conversion rights hereunder, in addition to such other remedies as shall be available to the Holder of Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (e) No fractional shares of Common Stock shall be issued. In lieu of the issuance of any fractional Conversion Share that would, but for the foregoing, be issued to a Holder of Series B Preferred Stock on the conversion thereof, the Corporation shall pay to such Holder, in cash, the value of such fractional share which value shall be based upon the closing bid price of the Common Stock as reported on Nasdaq NM or a national securities exchange, as reported by Bloomberg (each an "Other Exchange") for the trading day immediately preceding the Conversion Date.

          (f)  Upon any conversion of Series B Preferred Stock pursuant to this
Section 3, the shares of Series B Preferred Stock which are converted shall not be reissued. Upon conversion of all of the then outstanding Series B Preferred Stock pursuant to this Section 3 and upon the taking of any action required by law, all matters set forth in this Certificate of Designation shall be eliminated from the Certificate of Incorporation, shares of Series B Preferred Stock shall not be deemed outstanding for any purpose whatsoever and all such shares shall revert to the status of authorized and unissued shares of Preferred Stock.

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          (g)  Any Holder of the Series B Preferred Stock or any subsequent holder of Series B Preferred Stock that obtained such Series B Preferred Stock from a Holder shall be prohibited from converting any portion of the Series B Preferred Stock which would result in the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), of 4.99% or more of the then issued and outstanding Common Stock of the Company. Such limitation will not be effective on the tenth day following notice from the Holder that the Company is in material breach of any of its obligations with regard to such Holder.

          Section 4.  Voting Rights.  Except as required by applicable law, the
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Holders of shares of Series B Preferred Stock shall not have the right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Company's stockholders.

          Section 5.  Reacquired Shares.  Any shares of Series B Preferred Stock
                      -----------------
purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B Preferred Stock and may be reissued as part of a new series of Series B Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Series B Preferred Stock or any similar stock or as otherwise required by law.

          Section 6.  Liquidation, Dissolution or Winding Up.  In the event of
                      --------------------------------------
any liquidation, dissolution, or winding up of the Company, the Holders of the Series B Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, after satisfaction of indebtedness, but before any distribution of assets is made to holders of Common Stock or to holders of any other class of stock of the Company ranking junior to the Series B Preferred Stock upon liquidation, liquidating distributions on each share of Series B Preferred Stock held by such holder in the per share amount equal to the Redemption Price per share of Series B Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Series B Preferred Stock or any other shares of stock of the Company ranking as to any such distribution on a parity with the Series B Preferred Stock are not paid in full, the Holders of the Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full distributable amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the Holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

          Section 7.  Consolidation, Merger, etc.  If the Company shall enter
                      --------------------------
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in any such case, the Company, as a condition precedent to such transaction, shall cause effective provisions to be made so that each Holder of Series B Preferred Stock then outstanding shall have the right, by converting such share(s) of Series B Preferred Stock into Common Stock pursuant to Section 3 ("Conversion") hereof, to acquire the kind and amount of shares of stock, securities,

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cash and/or other property receivable upon such consolidation, merger, combination or other transaction by a holder of the number of shares of Common Stock which might have been acquired upon conversion of such Series B Preferred Stock immediately prior to such consolidation, merger, combination, or other transaction.

          Section 8.  Redemption. The Company has the right to redeem the Series
                      ----------
B Preferred Stock, in whole or in part, at any time and from time to time after issuance. Such redemption must be on at least ten (10) business days prior written notice to the Holders of the Series B Preferred Stock (the date of such notice referred to as the "Redemption Notice Date"). The redemption price (the "Redemption Price") shall be equal to the greater of: (i) the number of Conversion Shares calculated as if the Series B Preferred Stock to be redeemed were converted on the Redemption Notice Date, multiplied by the Closing Bid Price as of the Redemption Notice Date or (ii) one hundred twenty percent (120%) (or one hundred eighteen percent (118%) in the event the Registration Statement is declared effective within sixty (60) days from the Issuance Date) of the purchase price of the Series B Preferred Stock being called for redemption. The Company shall, within two (2) days after the end of the ten (10) day notice period, wire transfer the appropriate amount of funds into an escrow account, which shall be mutually agreed upon by both the Company and Holder (such date referred to as the "Redemption Date"). On the Redemption Date, the Holder's right to convert the Series B Preferred Stock shall terminate and be canceled immediately. In the event the Company does not wire transfer the appropriate amount of funds into the escrow account within the two (2) day period, then it shall have waived its right to redeem the Series B Preferred Stock at any time.

          Notice of any redemption setting forth (i) the Redemption Notice Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement of or reference to the conversion right set forth in Section 3 ("Conversion") hereof (including that the right to give a Notice of Conversion in respect of any shares to be redeemed shall terminate on the Redemption Date), shall be mailed, postage prepaid, at least ten (10) days prior to the Redemption Date to each holder of record of the Series B Preferred Stock to be redeemed at their address as the same shall appear on the books of the Company. If fewer than all the shares of the Series B Preferred Stock owned by such holder are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares.

          At any time up to the date immediately prior to the Redemption Date, the Holders shall have the right to convert the Series B Preferred Stock into Common Stock as more fully provided in Section 3 ("Conversion") hereof. Unless so converted, at the close of business on the Redemption Date, subject to the conditions described in this section, each share of Series B Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series B Preferred Stock, including the right to conversion, shall cease without further action. Immediately following the Redemption Date, Holders of the Series B Preferred Stock shall surrender their certificates at the office of the Company or any transfer agent therefor, duly endorsed and with signature guaranteed.

          The Redemption Price shall be adjusted proportionally upon any adjustment of the

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Conversion Price under Section 3(c) hereof.

          Shares of Series B Preferred Stock redeemed, purchased or otherwise acquired for value by the Company, including by redemption in accordance with this Section hereof, shall after such acquisition, have the status of authorized and unissued shares of Series B Preferred Stock and may be reissued by the Company at any time as shares of any series of Series B Preferred Stock other than as shares of Series B Preferred Stock.

          Section 9.  Reservation of Shares.  The Company shall, so long as any
                      ---------------------
of the Series B Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series B Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series B Preferred Stock are at any time convertible.

          Section 10. Notices.
                      --------

          (a)  Upon the Company.  Any notice pursuant to the terms thereof to be
               ----------------
given or made by a Holder of Series B Preferred Stock to or upon the Company shall be sufficiently given or made if sent by facsimile or by mail, postage prepaid, addressed (until another address is sent by the Company to the holder) as follows:

               Storm Technology, Inc.
               1395 Charleston Road
               Mountain View, CA 94943
               Attn:  Chief Financial Officer

          (b)  Upon Series B Preferred Stockholders.  Any notice pursuant to the
               ------------------------------------
terms hereof to be given or made by the Company to or upon any Holder of Series B Preferred Stock shall be sufficiently given or made if sent by mail, postage prepaid, addressed (until another address is sent by the Holder to the Company) to the address of such Holder on the records of the Company.

          Section 11.  Amendment.  This Certificate of Designation shall not be
                       ---------
amended in any manner which should materially alter or change the powers, preferences, or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Preferred Stock, voting together as a single class.

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          RESOLVED, FURTHER, that the appropriate officers of the Company hereby are authorized to execute and acknowledge a certificate setting forth these resolution and to cause such certificate to be filed and recorded, all in accordance with the requirements of Section 151 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Storm Technology, Inc., has caused this Certificate to be signed by its President, and attested to by its Assistant Secretary, this 3rd day of June, 1998.

                                             STORM TECHNOLOGY, INC.


                                             By:______________________________
Attest:                                            President


___________________________
Assistant Secretary

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